TABLE OF CONTENTS

JACKSONVILLE BANCORP, INC.

EXHIBIT 21.1

JACKSONVILLE BANCORP, INC.

Subsidiaries of Jacksonville Bancorp, Inc.

The Jacksonville Bank, a non-member banking corporation organized in the State of Florida

Atlantic BancGroup, Inc. Statutory Trust I, a Delaware statutory trust

Jacksonville Statutory Trust I, a Delaware statutory trust

Jacksonville Statutory Trust II, a Delaware statutory trust

Jacksonville Bancorp, Inc. Statutory Trust III, a Delaware statutory trust

Subsidiaries of The Jacksonville Bank

East Arlington, Inc., a Florida corporation

Fountain Financial, Inc., a Florida corporation

Jarrett Point, LLC, a Florida limited liability company

Parman Place, Inc., a Florida corporation

S. Pt. Properties, Inc., a Florida corporation

TJB Properties, LLC, a Florida limited liability company

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